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                                   EXHIBIT 99



                                                           VORNADO REALTY TRUST
                                                          Park 80 West, Plaza II
                                                          Saddle Brook, NJ 07663



FOR IMMEDIATE RELEASE


                       VORNADO NAMES MICHAEL D. FASCITELLI
                        ITS NEW PRESIDENT AND A DIRECTOR

SADDLE BROOK, NJ, December 2, 1996 -- Steven Roth, Chairman and Chief Executive Officer of Vornado Realty Trust (NYSE:VNO), announced today the appointment of Michael D. Fascitelli as the company's new President. He has also been elected to Vornado's board.

Mr. Fascitelli, age 40, formerly the partner at Goldman Sachs in charge of its real estate practice, has more than 11 years of broad real estate experience, including acquisitions, divestitures, development and capital markets. Prior to joining Goldman Sachs, he was a consultant at McKinsey & Co.

Mr. Fascitelli has entered into a five year employment contract with Vornado under which he will receive options for 1,750,000 Vornado common shares. He will also receive a deferred payment which is intended to compensate him for the loss of his present compensation, consisting of $5 million in cash and a $20 million convertible obligation, payable at the company's option into 459,770 Vornado shares or the cash equivalent of their appreciated value.

Mr. Fascitelli also has been elected a director of Alexander's, Inc. (NYSE:ALX) and has received an option for 350,000 shares of Alexander's common stock.



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